Exhibit 4.3

State of Delaware Secretary of State Division of Corporations Delivered 08:00 AM 12/22/2015 FILED 08:00 AM 12/22/2015 SR 20160403558 - File Number 652223

CERTIFICATE OF DESIGNATION OF SERIES AND DETERMINATION [ILLEGIBLE] PREFERENCES OF CONVERTIBLE PREFERRED STOCK, SERIES B OF TGI SOLAR GROUP, INC.

TGI Solar Group, Inc., a Delaware corporation (the “Company”), acting pursuant to §151 of the General Company Law of Delaware, does hereby submit the following Certificate of Designation of Series and Determination of Rights and Preferences of its Convertible Preferred Stock, Series B.

FIRST: The name of the Company is TGI Solar Group, Inc.

SECOND: By unanimous consent of the Board of Directors of the Company dated April 15, 2012, the following resolutions were duly adopted:

WHEREAS the Certificate of Incorporation of the Company authorizes Preferred Stock consisting of 100,000,000 shares, par value $.001 per share, issuable from time to time in one or more series; and

WHEREAS the Board of Directors of the Company is authorized, subject to limitations prescribed by law and by the provisions of Article FOURTH of the Company’s Certificate of Incorporation, as amended, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series; and

WHEREAS it is the desire of the Board of Directors to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series;

NOW, THEREFORE, BE IT RESOLVED that pursuant to Article FOURTH of the Company’s Certificate of Incorporation, as amended, there is hereby established a new series of 2,000,000 shares of convertible preferred Stock of the Company (the “Series B Preferred Stock”) to have the designation, rights, preferences, powers, restrictions and limitations set forth in a supplement of Article FOURTH as follows:

Liquidation, Dissolution or Winding Up:

(a) After the payment of all preferential amounts required to be paid to the holders of Senior Preferred Stock upon the dissolution, liquidation, or winding up of the Company, all of the remaining assets and funds of the Company available for distribution to its stockholders shall be distributed ratably among the holders of the Series B Preferred Stock, such other series of Preferred Stock as are constituted as similarly participating, and the Common Stock, with each share of Series B Preferred Stock being deemed, for such purpose, to be equal to Hundred(100) shares of Common Stock.

(b) The merger or consolidation of the Company into or with another corporation which results in the exchange of outstanding shares of the Company for securities or other consideration issued or paid or caused to be issued or paid by such other corporation or an affiliate thereof (except if such merger or consolidation does not result in the transfer of more than 50 percent of the voting securities of the Company), or the sale of all or substantially all the assets of the Company, shall be deemed to be a liquidation, dissolution or winding up of the Company for purposes of this Section, unless the holders of a majority (50.1%) of the Series B Preferred Stock then outstanding vote otherwise. The amount deemed distributed to the holders of Series B Preferred Stock upon any such merger or consolidation shall be the cash or the value of the property, rights and/or securities distributed to such holders by the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Company.

Voting:

(a) Each holder of outstanding shares of Series B Preferred Stock shall be entitled to One Thousand votes of Common Stock for each share of Series B Preferred Stock held by such holder (as adjusted from time to time pursuant to Section 4 hereof), at each meeting of stockholders of the Company (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Company for their action or consideration. Except as provided by law, by the provisions of Subsection 3(b) or 3(c) below, or by the provisions establishing any other series of Preferred Stock, holders of Series B Preferred Stock and of any other outstanding series of Preferred Stock shall vote together with the holders of Common Stock as a single class.

(b) The Company shall not amend, alter or repeal preferences, rights, powers or other terms of the Series B Preferred Stock so as to affect adversely the Series A Preferred Stock, without the written consent or affirmative vote of the holders of at least a majority (50.1%) of the then outstanding shares of Series B Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class. For this purpose, without limiting the generality of the foregoing, the authorization or issuance of any series of Preferred Stock which is on a parity with or has preference or priority over the Series B Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Company shall be deemed to affect adversely the Series A Preferred Stock.

(c) The consent of the holders of not less than a majority (50.1%) of the outstanding Series B Preferred Stock, voting separately as a single class, in person or by proxy, either in writing without a meeting or at a special or annual meeting of shareholders called for the purpose, shall be necessary for the Company to sell (or pledge) all or substantially all of the Company’s assets or effect a merger or consolidation or any other transaction resulting in the acquisition of a majority of the then outstanding voting stock of the Company by another corporation or entity

Conversion Rights:

The holders of the Series B Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, subject to the terms and conditions set forth herein, into Hundred (100) fully paid and nonassessable shares of Common Stock. Before the Series B Preferred Stockholders can convert to shares of common stock, the following conditions must be satisfied:

1.	The Series B Preferred Stock has been held for a minimum of 12-months;

2.	The Common Stock is trading at a bid price of at least $0.01;

3.	The Company is traded on the Pink Sheets, or higher exchange.

If there is a liquidation of the Company, the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Series B Preferred Stock.

(b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of fractional shares, the Company shall pay cash equal to such fraction multiplied by the current bid price of the Company’s common stock, as averaged over the prior month’s trading activity.

(c) Mechanics of Conversion.

(i) In order to convert shares of Series B Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock at the office of the transfer agent (or at the principal office of the Company if the Company serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or her or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent or the Company shall be the conversion date (“Conversion Date”). The Company shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder, or to her nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

(ii) The Company shall at all times during which the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series B Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

(iii) Upon any such conversion, no adjustment to the Conversion Price shall be made for any accrued and unpaid dividends on the Series B Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion; the holder, by converting, waives her right to such accrued but unpaid dividends.

(iv) All shares of Series B Preferred Stock, which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive dividends, notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor. Any shares of Series B Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Company may from time to time take such appropriate action as may be necessary to reduce the number of shares of authorized Series B Preferred Stock accordingly.

(v) The Company shall pay any and all issue taxes and other similar taxes that may be payable by the Company on its issue or delivery of shares of Common Stock on conversion of any shares of Series B Preferred Stock. The company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of, or any exchange, conversion or recapitalization of, shares of Common Stock in a name other than that in which the Preferred Stock so converted was registered. No such issue or delivery shall be made unless and until the Person requesting such issue has paid to the company the amount of any such tax, or has established, to the satisfaction of the company, that such tax has been paid.

(vi) If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series A Preferred Stock require registration, listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, before such shares may be validly issued or delivered upon conversion to the holder immediately prior to conversion, the Company will in good faith and as expeditiously as possible endeavor to secure such registration, listing or approval.

(vii) All shares of Common Stock which may be issued upon conversion of the shares of Series B Preferred Stock will, upon issuance by the Company, be validly issued, fully paid (to the extent such Series B Preferred Stock was fully paid), non assessable, and free from all taxes, lien and charges with respect to their issuance due to any act of the Company.

(viii) All certificates of a series of Series B Preferred Stock surrendered for conversion shall be appropriately canceled on the books of the Company and the shares so converted represented by such certificates shall be restored to the status of authorized but unissued shares of such series of Series B Preferred Stock of the Company.

(d) Adjustment for Merger or Reorganization, etc. In case of any consolidation or merger of the Company with or into another corporation or the sale of all or substantially all of the assets of the Company to another corporation (other than a consolidation, merger or sale which is treated as a liquidation pursuant to Subsection 2(c)),

1. if the surviving entity shall consent in writing to the following provisions, then each share of Series B Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Company deliverable upon conversion of such Series B Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 set forth with respect to the rights and interest thereafter of the holders of the Series B Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series B Preferred Stock; or

2. if the surviving entity shall not so consent, then each holder of Series B Preferred Stock may, after receipt of notice specified in subsection (1), elect to convert such Stock into Common Shares as provided in this Section 4 or to accept the distributions to which she shall be entitled under Section 2(a) through (c), assuming holders of a majority (50.1%) of the Series A Preferred Stock have not voted, as per section 2(c), that the merger or consolidation shall not be deemed to be a liquidation.

(e) No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Preferred Stock against impairment.

(f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder, if any, of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and shall file a copy of such certificate with its corporate records. The Company shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (1) such adjustments and readjustments, (2) the Conversion Price then in effect, and (3) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series B Preferred Stock. Despite such adjustment or readjustment, the form of each or all Series B Preferred Stock Certificates, if the same shall reflect the initial or any subsequent conversion price, need not be changed in order for the adjustments or readjustments to be valued in accordance with the provisions of this Certificate of Designation, which shall control.

(g) Notice of Record Date. In the event:

1. that the Company declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Company;

2. that the Company subdivides or combines its outstanding shares of Common Stock;

3. of any reclassification of the Common Stock of the Company (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Company into or with another corporation, or of the sale of all or substantially all of the assets of the Company; or

4. of the involuntary or voluntary dissolution, liquidation or winding up of the Company;

then the Company shall cause to be filed at its principal office or at the office of the transfer agent of the Series A Preferred Stock, and shall cause to be mailed to the holders of the Series B Preferred Stock at their last addresses as shown on the records of the Company or such transfer agent, at least ten days prior to the record date specified in (A) below or twenty days before the date specified in (B) below, a notice stating:

(A) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

(B) the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

Sinking Fund:

There shall be no sinking fund for the payment of dividends, or liquidation preferences on the Series B Preferred Stock or the redemption of any shares thereof.

Amendment:

This Certificate of Designation constitutes an agreement between the Company and the holders of the Series A Preferred Stock. It may be amended by vote of the Board of Directors of the Company and the holders of a majority of the outstanding shares of each classes of stock entitled to vote plus a majority of the outstanding shares of the Series A Preferred Stock.

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by its President and attested to by its Secretary this 15 of April 2012.

By:	/s/ Henry Val
Henry Val, President